--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                             ---------------------

                                   FORM 8-K/A

                                AMENDMENT NO. 1

                             ---------------------

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 24, 2002

                             ---------------------

                        PRG-SCHULTZ INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                             ---------------------

                        COMMISSION FILE NUMBER 000-28000

                   GEORGIA                                       58-2213805
       (State or other jurisdiction of                         (IRS Employer
                incorporation)                              Identification No.)

           2300 WINDY RIDGE PARKWAY                              30339-8426
               SUITE 100 NORTH                                   (Zip Code)
               ATLANTA, GEORGIA
   (Address of principal executive offices)

        Registrant's telephone number including area code (770) 779-3900

       (Former name or former address, if changed since last report) N/A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        PRG-SCHULTZ INTERNATIONAL, INC.

     On February 5, 2002, PRG-Schultz International, Inc. ("PRG-Schultz") filed with the Securities and Exchange Commission (the "Commission") a Report on Form 8-K (the "Initial 8-K Report") with respect to its acquisition on January 24, 2002 of substantially all the assets and assumption of certain liabilities of Howard Schultz & Associates International, Inc. ("HSA-Texas"), and its acquisitions of substantially all of the outstanding stock of HS&A International PTE Ltd. and all of the outstanding stock of Howard Schultz & Associates (Asia) Limited, Howard Schultz & Associates (Australia), Inc. and Howard Schultz & Associates (Canada), Inc., each an affiliated foreign operating company of HSA-Texas. In accordance with Item 7(a)(4) of Form 8-K, the Initial 8-K Report did not include the historical HSA-Texas audited combined financial statements or the unaudited pro forma combined financial information of PRG-Schultz (collectively, the "Financial Information") and instead contained an undertaking to file the Financial Information with the Commission in an amendment to the Initial 8-K Report as soon as practicable, but not later than April 9, 2002. This amendment is being filed for the purpose of satisfying the Registrant's undertaking to file the Financial Information, and this amendment should be read in conjunction with the Initial 8-K Report.

     Additionally, on January 24, 2002, PRG-Schultz's Board of Directors approved a proposal to retain Meridian VAT Reclaim, the Communications Services business and the Ship & Debit business, each of which were formerly reported as part of discontinued operations. As a result, beginning in the first quarter of 2002, the financial results of these three businesses have been classified as part of PRG-Schultz's continuing operations and based on their anticipated size with respect to PRG-Schultz's operations taken as a whole, will be reported in a separate reportable segment called Other Ancillary Services. Pro Forma financial information presenting the classification of these businesses as part of continuing operations as of and for the three years ended December 31, 2001 has been included in this Form 8-K/A.

     In addition, PRG-Schultz is filing its Amended and Restated Bylaws as an Exhibit to this Form 8-K/A. The Amended and Restated Bylaws filed herewith supersede and replace those filed as Exhibit 3.2 to PRG-Schultz's Form 10-K for the year ended December 31, 2001, which Exhibit was filed in error.

ITEM 5.  OTHER EVENTS

     PRG-Schultz's Amended and Restated Bylaws are filed as Exhibit 99.1 hereto.

     In March 2001, PRG-Schultz formalized a strategic realignment initiative designed to enhance PRG-Schultz's financial position and clarify its investment and operating strategy by focusing primarily on its core Accounts Payable business. Under this strategic realignment initiative, PRG-Schultz announced its intent to divest the following non-core businesses: Meridian VAT Reclaim ("Meridian") within the former Taxation Services segment, the Logistics Management Services segment, the Communications Services segment and the Ship and Debit ("Ship & Debit") division within the Accounts Payable Services segment. PRG-Schultz disposed of its Logistics Management Services segment in October 2001. During the third quarter of 2001, PRG-Schultz concluded that one of the units within the Communications Services business was no longer a viable operation and closed the unit. Additionally, in December 2001, PRG-Schultz disposed of its French Taxation Services business which had been part of continuing operations until the time of disposal.

     Meridian, the Communications Services business, and the Ship & Debit business were originally offered for sale in the first quarter of 2001. PRG-Schultz has concluded that the current negative market conditions are not conducive to receiving terms acceptable to PRG-Schultz for these businesses. As such, on January 24, 2002, PRG-Schultz's Board of Directors approved a proposal to retain these three remaining discontinued operations. As a result, beginning in the first quarter of 2002, the financial results of these three businesses will be classified as part of the PRG-Schultz continuing operations and based on their anticipated size with respect to PRG-Schultz's operations taken as a whole, will be reported in a separate reportable segment called Other Ancillary Services.

     On pages 3 through 12 herein, PRG-Schultz has reclassified its historical consolidated financial statements as of December 31, 2001 and for each of the years in the three-year period ended December 31, 2001 on an unaudited pro forma basis to reflect Meridian, the Communications Services business, and the Ship & Debit business (collectively reported as Other Ancillary Services) as continued operations.

     The pro forma financial statements are set forth in this Form 8-K, as indexed below:

                                                                        PAGE
                                                                        ----
         Introduction To Unaudited Pro Forma Combined Financial
           Statements................................................     3
         Unaudited Pro Forma Combined Statement of Operations for the
           Year Ended December 31, 2001..............................     5
         Unaudited Pro Forma Combined Statement of Operations for the
           Year Ended December 31, 2000..............................     6
         Unaudited Pro Forma Combined Statement of Operations for the
           Year Ended December 31, 1999..............................     7
         Unaudited Pro Forma Combined Balance Sheet as of December
           31, 2001..................................................     8
         Notes to Unaudited Pro Forma Combined Financial
           Statements................................................     9

     The unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2001 also gives effect to the acquisitions of HSA-Texas and affiliates as if the acquisitions had occurred on January 1, 2001. The unaudited Pro Forma Combined Balance Sheet also gives effect to the acquisitions as if they had occurred on December 31, 2001.

              THE PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES

      INTRODUCTION TO PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                        DECEMBER 31, 2001, 2000 AND 1999

     In March 2001, PRG-Schultz International, Inc. ("PRG-Schultz"), f/k/a The Profit Recovery Group International, Inc., formalized a strategic realignment initiative designed to enhance PRG-Schultz's financial position and clarify its investment and operating strategy by focusing primarily on its core Accounts Payable business. Under this strategic realignment initiative, PRG-Schultz announced its intent to divest the following non-core businesses: Meridian VAT Reclaim ("Meridian") within the former Taxation Services segment, the Logistics Management Services segment, the Communications Services segment and the Ship and Debit ("Ship & Debit") division within the Accounts Payable Services segment. PRG-Schultz disposed of its Logistics Management Services segment in October 2001. During the third quarter of 2001, PRG-Schultz concluded that one of the units within the Communications Services business was no longer a viable operation and closed the unit. Additionally, in December 2001, PRG-Schultz disposed of its French Taxation Services business which had been part of continuing operations until the time of disposal.

     Meridian, the Communications Services business, and the Ship & Debit business were originally offered for sale in the first quarter of 2001. PRG-Schultz has concluded that the current negative market conditions are not conducive to receiving terms acceptable to the Company for these businesses. As such, on January 24, 2002, PRG-Schultz's Board of Directors approved a proposal to retain these three remaining discontinued operations. The pro forma statements of operations information has been reclassified to reflect these three retained businesses as part of PRG-Schultz's continuing operations in a separate reportable segment called Other Ancillary Services. Grouping these three businesses into a single reportable segment is based on their anticipated size with respect to PRG-Schultz's operations taken as a whole.

     On January 24, 2002, PRG-Schultz acquired substantially all the assets and assumed certain liabilities of Howard Schultz & Associates International, Inc. ("HSA-Texas"), and substantially all of the outstanding stock of HS&A International PTE Ltd., and all of the outstanding stock of Howard Schultz & Associates (Asia) Limited, Howard Schultz & Associates (Australia) Inc. and Howard Schultz & Associates (Canada) Inc., each an affiliated foreign operating company of HSA-Texas, pursuant to an amended and restated agreement and plan of reorganization in connection with the asset acquisition and an amended and restated agreement and plan of reorganization in connection with the stock acquisitions. Unless the text otherwise requires, references to HSA-Texas in this pro forma section also include the affiliated entities of HSA-Texas that are included in the audited financial statements of HSA-Texas. See "Item 7. Financial Statements and Exhibits."

     The following unaudited pro forma combined financial statements present financial information giving effect to the reclassification of Other Ancillary Services to PRG-Schultz's continuing operations and to the acquisitions of HSA-Texas and affiliates under purchase accounting. The unaudited pro forma combined balance sheet as of December 31, 2001 is presented as if reclassification of Other Ancillary Services to PRG-Schultz's continuing operations and the acquisitions had occurred as of that date. The unaudited pro forma combined statement of operations for the year ended December 31, 2001 is presented as if the reclassification of Other Ancillary Services to PRG-Schultz's continuing operations and the acquisitions had been completed as of January 1, 2001. The unaudited pro forma consolidated statements of operations for the years ended December 31, 2000 and 1999 are presented as if the reclassification of Other Ancillary Services to PRG-Schultz's continuing operations had been completed as of the beginning of the year presented.

     The unaudited pro forma combined financial statements reflect certain assumptions deemed probable by PRG-Schultz's management regarding the purchase. The total estimated purchase cost of the acquisitions was allocated on a preliminary basis to assets based upon management's best estimates of their fair value with the excess cost over the net assets acquired allocated to goodwill. The adjustments to the unaudited pro forma combined financial information are subject to change pending a final analysis of the total purchase cost and the fair value of the assets assumed. The impact of these changes could be material. The unaudited pro forma combined financial statements should be read in conjunction with PRG-Schultz's audited Consolidated Financial Statements and Notes thereto from PRG-Schultz's Annual Report on Form 10-K for the year

              THE PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES

      INTRODUCTION TO PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                        DECEMBER 31, 2001, 2000 AND 1999

ended December 31, 2001 and HSA-Texas' audited Combined Financial Statements and Notes thereto included herein. The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and are not necessarily indicative of what PRG-Schultz's results of operations or financial position would have been had the transaction been in effect as of and for the periods presented, nor is such information necessarily indicative of PRG-Schultz's results of operations or financial position for any future period or date.

     On November 26, 2001, PRG-Schultz completed a $95.0 million offering of its 4 3/4% convertible subordinated notes due 2006. PRG issued an additional $15.0 million of the notes on December 3, 2001, and on December 4, 2001, the initial purchasers of the notes issued on November 26, 2001 purchased an additional $15.0 million of the notes to cover over allotments, bringing to $125.0 million the aggregate amount issued. PRG-Schultz received net proceeds from the offering of approximately $121.1 million. The proceeds of the notes were used to pay down PRG-Schultz's outstanding balance under its senior bank credit facility. The coupon on the convertible notes of 4 3/4% is slightly favorable to the weighted average interest rate incurred on PRG-Schultz's senior credit facility. The effect of these notes upon the earnings per share calculations for the periods presented is antidilutive and as such has not been included in the pro forma adjustments.

                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                   PRG-         PRG-
                                 SCHULTZ       SCHULTZ
                                 ACCOUNTS       OTHER                                      PRO FORMA
                                 PAYABLE      ANCILLARY                  HSA-     ---------------------------
                                 SERVICES   SERVICES (A)    SUBTOTAL    TEXAS     ADJUSTMENTS        COMBINED
                                 --------   -------------   --------   --------   -----------        --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.......................  $259,264      $54,761      $314,025   $143,108    $     --          $457,133
Cost of revenues...............   141,442       39,077       180,519     91,229          --           271,748
Selling, general and
  administrative expenses......   101,915       14,385       116,300     48,028      (4,116)(B)(C)    160,212
Exit costs.....................        --           --            --      2,353          --             2,353
                                 --------      -------      --------   --------    --------          --------
  Operating income.............    15,907        1,299        17,206      1,498       4,116            22,820
Interest (expense), net........    (4,980)      (3,923)       (8,903)    (3,071)        734(D)        (11,240)
Settlement of litigation.......        --           --            --      3,650          --             3,650
Other income (expense), net....        --           --            --        218        (218)(E)            --
                                 --------      -------      --------   --------    --------          --------
  Earnings (loss) from
    continuing operations
    before income taxes........    10,927       (2,624)        8,303      2,295       4,632            15,230
Income tax expense (benefit)...     4,808         (424)        4,384        123       3,108(F)          7,615
                                 --------      -------      --------   --------    --------          --------
  Earnings (loss) from
    continuing operations......  $  6,119      $(2,200)     $  3,919   $  2,172    $  1,524          $  7,615
                                 ========      =======      ========   ========    ========          ========
Basic earnings per
  share-earnings from
  continuing operations........  $   0.13                   $   0.08                                 $   0.12
                                 ========                   ========                                 ========
Diluted earnings per
  share-earnings from
  continuing operations........  $   0.12                   $   0.08                                 $   0.12
                                 ========                   ========                                 ========
Denominator:
  Denominator for basic
    earnings per
    share-weighted-average
    shares outstanding.........    48,298                     48,298                 14,760            63,058
  Effect of dilutive
    securities -- employee
    stock options..............       435                        435                    525               960
                                 --------                   --------               --------          --------
      Denominator for diluted
         earnings..............    48,733                     48,733                 15,285            64,018
                                 ========                   ========               ========          ========

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                          PRG-SCHULTZ        PRG-SCHULTZ
                                                        ACCOUNTS PAYABLE   OTHER ANCILLARY
                                                            SERVICES         SERVICES(A)     PRO FORMA
                                                        ----------------   ---------------   ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..............................................      $255,110           $46,970       $302,080
Cost of revenues......................................       139,430            38,293        177,723
Selling, general and administrative expenses..........       100,435             5,600        106,035
                                                            --------           -------       --------
  Operating income....................................        15,245             3,077         18,322
Interest (expense), net...............................        (5,270)           (2,319)        (7,589)
                                                            --------           -------       --------
  Earnings from continuing operations before income
     taxes............................................         9,975               758         10,733
Income taxes..........................................         4,389             1,407          5,796
                                                            --------           -------       --------
  Earnings (loss) from continuing operations..........      $  5,586           $  (649)      $  4,937
                                                            ========           =======       ========
Basic earnings per share-earnings from continuing
  operations..........................................      $   0.11                         $   0.10
                                                            ========                         ========
Diluted earnings per share-earnings from continuing
  operations..........................................      $   0.11                         $   0.10
                                                            ========                         ========
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares outstanding.....        48,871                           48,871
  Effect of dilutive securities:
     Shares issuable for acquisition earnout..........           201                              201
     Employee stock options...........................           737                              737
                                                            --------                         --------
       Denominator for diluted earnings...............        49,809                           49,809
                                                            ========                         ========

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                PRG-          PRG-
                                                               SCHULTZ      SCHULTZ
                                                              ACCOUNTS       OTHER
                                                               PAYABLE     ANCILLARY
                                                              SERVICES    SERVICES(A)    PRO FORMA
                                                              ---------   ------------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues....................................................  $246,378      $40,967       $287,345
Cost of revenues............................................   132,115       23,211        155,326
Selling, general and administrative expenses................    78,757       17,988         96,745
                                                              --------      -------       --------
  Operating income (loss)...................................    35,506         (232)        35,274
Interest (expense), net.....................................    (2,234)      (2,096)        (4,330)
                                                              --------      -------       --------
  Earnings (loss) from continuing operations before income
     taxes..................................................    33,272       (2,328)        30,944
Income taxes................................................    13,642         (336)        13,306
                                                              --------      -------       --------
  Earnings (loss) from continuing operations................  $ 19,630      $(1,992)      $ 17,638
                                                              ========      =======       ========
Basic earnings per share-earnings from continuing
  operations................................................  $   0.41                    $   0.37
                                                              ========                    ========
Diluted earnings per share-earnings from continuing
  operations................................................  $   0.40                    $   0.36
                                                              ========                    ========
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares outstanding...........    47,498                      47,498
  Effect of dilutive securities -- employee stock options...     1,882                       1,882
                                                              --------                    --------
       Denominator for diluted earnings.....................    49,380                      49,380
                                                              ========                    ========

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
                               DECEMBER 31, 2001

                                                         PRG-        PRG-
                                                       SCHULTZ      SCHULTZ
                                                       ACCOUNTS      OTHER                                     PRO FORMA
                                                       PAYABLE     ANCILLARY                           --------------------------
                                                       SERVICES   SERVICES(G)   SUBTOTAL   HSA-TEXAS   ADJUSTMENT        COMBINED
                                                       --------   -----------   --------   ---------   ----------        --------
                                                                                     (IN THOUSANDS)
                                                             ASSETS
Current assets:
 Cash and cash equivalents...........................  $ 28,488    $  4,846     $ 33,334    $10,533     $(31,462)(H)     $ 12,405
 Receivables:
   Contract receivables..............................    48,374       4,477       52,851     22,972           --           75,823
   Employee advances and miscellaneous receivables...     4,013         (92)       3,921        882           --            4,803
                                                       --------    --------     --------    -------     --------         --------
       Total receivables.............................    52,387       4,385       56,772     23,854           --           80,626
                                                       --------    --------     --------    -------     --------         --------
 Funds held for client obligations...................        --       8,784        8,784         --           --            8,784
 Prepaid expenses and other current assets...........     2,073       2,787        4,860      1,620           --            6,480
 Deferred income taxes...............................    23,357      (2,086)      21,271         --        7,000(I)        28,271
 Net assets of discontinued operations...............    35,840     (35,840)          --         --           --               --
                                                       --------    --------     --------    -------     --------         --------
       Total current assets..........................   142,145     (17,124)     125,021     36,007      (24,462)         136,566
                                                       --------    --------     --------    -------     --------         --------
Property and equipment:
 Computer and other equipment........................    44,321       8,078       52,399     14,367      (13,551)(I)       53,215
 Furniture and fixtures..............................     3,318       2,040        5,358      1,487         (912)(I)        5,933
 Land and buildings..................................        --          --           --      4,715       (4,715)(H)(I)        --
 Leasehold improvements..............................     4,524       2,831        7,355      1,649       (1,489)(H)(I)     7,515
                                                       --------    --------     --------    -------     --------         --------
                                                         52,163      12,949       65,112     22,218      (20,667)          66,663
 Less accumulated depreciation and amortization......    31,921       8,662       40,583     10,102      (10,102)          40,583
                                                       --------    --------     --------    -------     --------         --------
   Property and equipment, net.......................    20,242       4,287       24,529     12,116      (10,565)          26,080
                                                       --------    --------     --------    -------     --------         --------
Noncompete agreements................................       120          68          188         --           --              188
Deferred loan costs..................................       875          --          875         --           --              875
Goodwill.............................................   160,248      36,572      196,820     40,425      155,143(I)       392,388
Intangible assets....................................        --          --           --         --       39,310(I)        39,310
Deferred income taxes................................     9,235      10,813       20,048         --           --(I)        20,048
Other assets.........................................     8,594       2,244       10,838        824       (7,979)(I)        3,683
                                                       --------    --------     --------    -------     --------         --------
       Total assets..................................  $341,459    $ 36,860     $378,319    $89,372     $151,447         $619,138
                                                       ========    ========     ========    =======     ========         ========

                                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Notes payable to bank...............................  $     --    $ 11,564     $ 11,564    $    --     $     --         $ 11,564
 Current installments of long-term debt..............        --          20           20     16,740       (4,634)(H)(I)    12,126
 Obligation for client payables......................        --       8,784        8,784         --           --            8,784
 Lease obligations -- current........................        --          --           --        718          800(I)         1,518
 Accounts payable and accrued expenses...............    21,709       5,968       27,677      6,558          527(I)(J)     34,762
 Accrued payroll and related expenses................    26,465       5,943       32,408     11,962        1,500(I)        45,870
 Accrued sales refund................................        --          --           --      3,550          400            3,950
 Accrued buydown liability...........................        --          --           --         --        7,650(I)         7,650
 Deferred revenue....................................        --       4,581        4,581      2,356        1,000(I)         7,937
 Other current liabilities...........................        --          --           --        115           --              115
                                                       --------    --------     --------    -------     --------         --------
       Total current liabilities.....................    48,174      36,860       85,034     41,999        7,243          134,276
Long-term debt, excluding current installments.......        --          --           --     36,327      (23,342)(H)(I)    12,985
Convertible notes, net...............................   121,166          --      121,166         --           --          121,166
Lease obligations, excluding current installments....        --          --           --        766          400(I)         1,166
Deferred income taxes................................        --          --           --         --       15,000(I)        15,000
Deferred compensation................................     4,024          --        4,024         --           --            4,024
                                                       --------    --------     --------    -------     --------         --------
       Total liabilities.............................   173,364      36,860      210,224     79,092         (699)         288,617
                                                       --------    --------     --------    -------     --------         --------
Common stock put options.............................        --          --           --      2,566       (2,566)              --
Shareholders' equity:................................        --
 Preferred stock.....................................        --          --           --         --           --               --
 Common stock........................................        51          --           51        697         (682)(I)           66
 Additional paid-in capital..........................   320,126          --      320,126      6,773      152,974(I)       479,873
 Accumulated deficit.................................  (123,746)         --     (123,746)      (132)         132(I)      (123,746)
 Accumulated other comprehensive loss................    (6,385)         --       (6,385)       376        2,288(I)(J)     (3,721)
 Less treasury stock at cost.........................   (21,024)         --      (21,024)        --           --          (21,024)
 Unearned portion of restricted stock................      (927)         --         (927)        --           --             (927)
                                                       --------    --------     --------    -------     --------         --------
       Total shareholders' equity....................   168,095          --      168,095      7,714      154,712          330,521
                                                       --------    --------     --------    -------     --------         --------
       Total liabilities and shareholders' equity....  $341,459    $ 36,860     $378,319    $89,372     $151,447         $619,138
                                                       ========    ========     ========    =======     ========         ========

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1.  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

     The unaudited pro forma combined statements of operations give effect to the acquisitions of HSA-Texas and affiliates as if they had occurred at January 1, 2001 and the discontinued operations retained, as discussed in Note 1(A), as if their operations had been a part of continuing operations since January 1, 1999 as applicable. The following adjustments have been reflected in the unaudited pro forma combined statements of operations:

          (A) Meridian, the Communications Services business, and the Ship & Debit business were originally offered for sale in March 2001. PRG-Schultz has concluded that the current negative market conditions are not conducive to receiving terms acceptable to the Company for these businesses. As such, on January 24, 2002, PRG-Schultz's Board of Directors approved a proposal to retain these three remaining discontinued operations. The pro forma combined statements of operations information has been reclassified to reflect theses businesses as part of PRG-Schultz's continuing operations in a separate reportable segment called Other Ancillary Services, based on their anticipated size with respect to PRG-Schultz's operations taken as a whole.

          (B) Adjustment to remove depreciation and amortization expense in order to reflect only the ongoing impact of assets acquired.

          (C) To record the application of purchase accounting, and the amortization of identifiable finite life intangible and tangible assets. The pro forma adjustments assume that the estimated purchase price of $170.3 million will be allocated to goodwill and other identifiable intangible and tangible assets. In accordance with SFAS No. 142 guidance, goodwill will not be amortized but instead must be tested for impairment at least annually. Intangible assets with definite useful lives will be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No.
     121. Tangible assets will be amortized over their estimated useful lives. The ultimate lives assigned were determined at the date of closing of the acquisitions based on the facts and circumstances existing at that date.

     Pro forma adjustments B and C are as follows (in thousands):

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2001
                                                              -----------------
Adjustment B:
  Depreciation on building and leasehold improvements not
     acquired and reduction of depreciation expense for
     write-down of fixed assets to their estimated fair
     value..................................................       $(2,407)
Adjustment C:
  Eliminate amortization of goodwill on HSA-Texas'
     historical books.......................................        (5,703)
  Amortization of intangible assets with estimated useful
     lives..................................................         3,195
  Other:
     Addition of compensation expense for Howard Schultz....           400
     Incremental rental expense for HSA-Texas owned building
      not acquired..........................................           617
     Reclassification for HSA-Texas financial statements to
      conform with PRG-Schultz's financial statement
      presentation format...................................          (218)
                                                                   -------
     Total pro forma adjustments............................       $(4,116)
                                                                   =======

          (D) To eliminate interest expense related to the loans that were not assumed by PRG-Schultz as a result of the acquisition.

                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES

          (E) To reflect reclassification of HSA-Texas' other income (expense) to selling, general and administrative expenses to conform with PRG-Schultz's financial statement presentation.

          (F) To adjust income tax expense (benefit) on pro forma adjustments to the statutory rate in effect during each period and to present the income tax expense (benefit) for the effect of converting HSA-Texas to a C Corporation for the 2001 period.

NOTE 2.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     The following adjustments were reflected in the unaudited pro forma combined balance sheet:

          (G) Meridian, the Communications Services business, and the Ship & Debit business were originally offered for sale in March 2001. PRG-Schultz has concluded that the current negative market conditions are not conducive to receiving terms acceptable to the Company for these businesses. As such, on January 24, 2002, PRG-Schultz's Board of Directors approved a proposal to retain these three remaining discontinued operations. The pro forma combined balance sheet gives effect to the reclassification of theses businesses as part of PRG-Schultz's continuing operations in a separate reportable segment called Other Ancillary Services, based on their anticipated size with respect to PRG-Schultz's operations taken as a whole.

          (H) To eliminate HSA-Texas assets not acquired and HSA-Texas liabilities not assumed and to reflect cash paid at closing to retire certain HSA-Texas debt.

          (I) To record common stock and options issued to HSA-Texas and the application of purchase accounting. The total purchase price consists of approximately 14.8 million shares of PRG-Schultz's common stock with an estimated fair value of approximately $154.8 million, 1.1 million fully vested options to purchase PRG-Schultz's common stock with an estimated fair value of approximately $5.0 million, and estimated direct transaction costs of approximately $10.6 million. The fair value of PRG-Schultz's common stock was determined in accordance with EITF No. 99-12 guidance as the average closing price per share from July 24, 2001 to July 28, 2001, which was $10.482. PRG-Schultz announced the transaction on July 26, 2001. The fair value of fully vested PRG-Schultz options was determined using the Black Scholes pricing model.

     The amounts and components of the estimated purchase price are presented below (in thousands):

  Common stock..............................................   $     15
  Additional paid-in capital................................    159,747
  Transaction costs.........................................     10,570
                                                               --------
          Total estimated purchase price....................   $170,332
                                                               ========

     The allocation of the estimated purchase price is as follows (in thousands):

Tangible assets acquired....................................   $  38,923
Liabilities assumed.........................................    (103,469)
                                                               ---------
  Net liabilities assumed...................................     (64,546)
Allocation of purchase price to:
  Intangible assets.........................................      39,310
  Goodwill..................................................     195,568
                                                               ---------
          Total estimated purchase price....................   $ 170,332
                                                               =========

                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES

     The identified tangible and intangible assets likely to be recognized are as follows (in thousands):

Tangible assets:
  Cash......................................................   $ 4,073
  Total receivables.........................................    22,972
  Net current deferred tax asset............................     7,000
  Property and equipment....................................     1,551
  Other.....................................................     3,327
                                                               -------
          Total tangible assets.............................   $38,923
                                                               =======

                                                                                ESTIMATED
                                                                  VALUE        USEFUL LIFE
                                                              --------------   -----------
                                                              (IN THOUSANDS)
Intangible assets:
  Customer relationships....................................     $27,700         20 years
  Trade name................................................       9,600       Indefinite
  Unrecognized customer revenue.............................       1,610         2 months
  Employee agreements.......................................         400          2 years
                                                                 -------
          Total intangible assets...........................     $39,310
                                                                 =======

     Customer Relationships: The value of the customer relationships represents the present value of the future cash flows attributable to HSA-Texas' existing customers based on historical margins.

     The average remaining life was derived from the historical attrition rate of HSA-Texas' customers, where a customer is considered lost in the first year where there is no revenue attributable to them. The average life of customer relationships was estimated at 20 years.

     Trade names: In the valuation of trade names, the supposition is that a company would be willing to pay for the right to use an established and registered trademark or trade name in the sale of similar products that would not otherwise enjoy the required customer acceptance.

     HSA-Texas and its affiliates were industry pioneers in providing recovery audit services, and their trade names of "Howard Schultz & Associates International" and "Howard Schultz & Associates" had worldwide recognition. In an effort to leverage this worldwide trade name recognition, effective with the acquisitions of HSA-Texas and affiliates on January 24, 2002, The Profit Recovery Group International, Inc., changed its name to PRG-Schultz International, Inc. The combined organization expects to enjoy an increase in trade name recognition with the inclusion of a derivation of the former HSA-Texas trade names. The expectation is that the combined business leveraging this trade name will continue indefinitely as a going concern. There are no current plans to change or modify the name; therefore, the trade name has an indefinite life.

     Unrecognized customer revenue (order or production backlog): Order or production backlog is a marketing-related asset primarily used in the marketing or promotion of products and services. It meets the contractual-legal criterion for recognition apart from goodwill, because it arises from a customer contract. In this case, production backlog is viewed as unrecognized revenue where claims by HSA-Texas have been submitted to their client's suppliers but have not achieved the point of revenue recognition.

     Unrecognized customer revenue has an estimated life of two months' time until revenue is realized.

     Employee Agreements: HSA-Texas has employment agreements with four of its executive officers. If any one of these employees were to leave, PRG-Schultz would incur the expense of recruiting and training a replacement. Therefore, the value of the current employee agreements is the sum of the costs of the lost

                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES productivity due to training, the overhead for taxes and benefits, and the recruiting cost associated with each employee.

     The average life was estimated at two years based on the employee contract terms.

     The adjustments to computer and other equipment, leasehold improvements and accumulated depreciation noted in adjustment I to the unaudited pro forma combined balance sheet are to retire assets which will not be utilized by the Company and to record the remaining assets that will be used by the Company at their estimated fair value (determined as the net book value at the date of the purchase).

     The adjustments to liabilities include an estimate of severance costs to be incurred for employees of HSA-Texas or of the affiliated foreign operating companies who are not retained by the combined organization, obligations owed to HSA-Texas independent contractors, and a provision for lease payments for duplicate HSA-Texas facilities that will be closed. Additionally, adjustments to liabilities include an estimate of costs incurred to complete the acquisitions, the payments of which were conditional upon the successful closing of the acquisitions.

     The number of shares to be issued was calculated at an average price per share of PRG-Schultz's common stock of $9.036 pursuant to the acquisition agreement.

     Pursuant to EITF No. 99-12, the transaction was valued at a per share amount of $10.482, the average closing price per share of PRG-Schultz's common stock from July 24, 2001 to July 28, 2001. This purchase price for accounting purposes may not reflect the actual market value to the HSA-Texas shareholders.

     Under purchase accounting, the total purchase price was allocated to the acquired assets based upon their fair values. PRG-Schultz expects to allocate the total purchase price to goodwill and other identifiable intangible and tangible assets. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill as well as intangible assets with indefinite useful lives will no longer be amortized but instead these assets must be tested for impairment at least annually. PRG-Schultz expects to amortize intangible assets with finite useful lives over their respective estimated useful lives to their estimated residual values, and review them for impairment in accordance with SFAS No. 121. PRG-Schultz expects to amortize tangible assets over their estimated useful lives.

     (J) To record the legal dissolution of certain operating companies that were part of PRG-Schultz's French Taxation Services business.

                        PRG-SCHULTZ INTERNATIONAL, INC.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

                                                                        PAGE
                                                                        ----
    (a)  HSA-Texas Audited Financial Statements:
         Index to Audited Financial Statements.......................   F-1
         Independent Auditors' Report................................   F-2
         Combined Balance Sheets as of December 31, 2001 and 2000....   F-3
         Combined Statements of Operations for the years ended
           December 31, 2001, 2000 and 1999..........................   F-4
         Combined Statements of Stockholders' Equity for the years
           ended December 31, 2001, 2000 and 1999....................   F-5
         Combined Statements of Cash Flows for the years ended
           December 31, 2001, 2000 and 1999..........................   F-6
         Notes to Combined Financial Statements......................   F-7

    (b)  Pro Forma Financial Information:
         The required pro forma financial information is incorporated by reference to the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2001 and the Unaudited Pro Forma Combined Balance Sheet as of December
           31, 2001 and Notes thereto contained in Item 5 above.

     (c)  Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1*    Agreement and Plan of Reorganization, dated as of December
          11, 2001, among The Profit Recovery Group International,
          Inc., Howard Schultz & Associates International, Inc.,
          Howard Schultz, Andrew H. Schultz and certain trusts
          (incorporated by reference to Annex A to the Registrant's
          definitive proxy statement filed on December 20, 2001).
  2.2*    Agreement and Plan of Reorganization pursuant to Section
          368(a)(1)(B) of the Internal Revenue Code dated as of
          December 11, 2001 among The Profit Recovery Group
          International, Inc., Howard Schultz, Andrew H. Schultz,
          Andrew H. Schultz Irrevocable Trust and Leslie Schultz
          (incorporated by reference to Annex B to the Registrant's
          definitive proxy statement filed on December 20, 2001).
 23.1**   Consent of KPMG LLP
 99.1**   Amended and Restated Bylaws of the Registrant.

---------------

* In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is contained at the end of the Exhibit. PRG-Schultz will furnish supplementally a copy of any omitted schedule to the Commission upon request.

** Filed herewith.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
AUDITED FINANCIAL STATEMENTS:
Independent Auditors' Report................................   F-2
Combined Balance Sheets as of December 31, 2001 and 2000....   F-3
Combined Statements of Operations for the years ended
  December 31, 2001, 2000 and 1999..........................   F-4
Combined Statements of Stockholders' Equity for the years
  ended December 31, 2001, 2000 and 1999....................   F-5
Combined Statements of Cash Flows for the years ended
  December 31, 2001, 2000 and 1999..........................   F-6
Notes to Combined Financial Statements......................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Howard Schultz & Associates International, Inc.:

     We have audited the accompanying combined balance sheets of Howard Schultz & Associates International, Inc. (see note 1) as of December 31, 2001 and 2000, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Howard Schultz & Associates International, Inc. as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in note 1 to the combined financial statements, effective July 1, 2001, Howard Schultz & Associates International, Inc. adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

                                          KPMG LLP

March 1, 2002

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                 (IN THOUSANDS)

                                                               2001      2000
                                                              -------   ------
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $10,533    2,179
  Accounts receivable, net..................................   22,972   16,794
  Commission advances, net..................................      882    2,058
  Principal associate advance...............................       --      550
  Prepaid expenses and other current assets.................    1,620    1,512
                                                              -------   ------
          Total current assets..............................   36,007   23,093
Property and equipment, net (notes 4 and 7).................   12,116   11,781
Goodwill, net (notes 3 and 5)...............................   40,425   25,226
Other assets................................................      824      768
                                                              -------   ------
          Total assets......................................  $89,372   60,868
                                                              =======   ======
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   771    3,529
  Accrued compensation......................................    1,106    1,868
  Accrued commissions and royalties.........................   10,856    9,543
  Accrued sales refunds.....................................    3,550    1,150
  Deferred revenue..........................................    2,356       --
  Other accrued expenses....................................    5,787    3,506
  Notes payable, current portion (note 6)...................   16,740    6,422
  Capital lease obligations, current portion (note 7).......      718      620
  Other current liabilities.................................      115      124
                                                              -------   ------
          Total current liabilities.........................   41,999   26,762
Notes payable, net of current portion (note 6)..............   36,327   30,074
Capital lease obligations, net of current portion (note
  7)........................................................      766    1,388
                                                              -------   ------
          Total liabilities.................................   79,092   58,224
                                                              -------   ------
Common stock put options (note 11)..........................    2,566    2,458
                                                              -------   ------
Stockholders' equity (note 11):
  Common stock..............................................    7,470    2,102
  Accumulated deficit.......................................     (132)  (2,129)
  Accumulated other comprehensive income....................      376      213
                                                              -------   ------
          Total stockholders' equity........................    7,714      186
Commitments and contingencies (notes 7 and 16)
          Total liabilities and stockholders' equity........  $89,372   60,868
                                                              =======   ======

            See accompanying notes to combined financial statements.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                 (IN THOUSANDS)

                                                                2001      2000      1999
                                                              --------   -------   -------
Revenues, net...............................................  $143,108   138,708   133,789
Cost of revenues............................................    91,229    91,222    94,071
Selling, general, and administrative expenses...............    48,028    48,324    37,760
Exit costs (note 17)........................................     2,353        --        --
                                                              --------   -------   -------
  Operating income (loss)...................................     1,498      (838)    1,958
                                                              --------   -------   -------
Interest income.............................................       244       425       462
Interest expense............................................    (3,315)   (3,363)   (2,705)
Settlement of litigation (note 16)..........................     3,650        --        --
Other income (expense), net (note 9)........................       218        47       (33)
                                                              --------   -------   -------
  Interest and other income (expense), net..................       797    (2,891)   (2,276)
                                                              --------   -------   -------
  Income (loss) before income taxes.........................     2,295    (3,729)     (318)
Income tax expense (note 8).................................      (123)       --        --
                                                              --------   -------   -------
  Net income (loss).........................................  $  2,172    (3,729)     (318)
                                                              ========   =======   =======

            See accompanying notes to combined financial statements.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                 (IN THOUSANDS)

                                                              RETAINED       ACCUMULATED
                                                              EARNINGS          OTHER            TOTAL
                                                 COMMON     (ACCUMULATED    COMPREHENSIVE    STOCKHOLDERS'
                                                  STOCK       DEFICIT)         INCOME           EQUITY
                                                 -------    ------------    -------------    -------------
Balance at December 31, 1998.................    $2,102         3,388              143            5,633
Comprehensive income (loss):
  Net loss...................................        --          (318)              --             (318)
  Foreign currency translation adjustment....        --            --              386              386
                                                                                                 ------
          Total comprehensive income.........                                                        68
                                                 ------        ------             ----           ------
Balance at December 31, 1999.................     2,102         3,070              529            5,701
Comprehensive income (loss):
  Net loss...................................        --        (3,729)              --           (3,729)
  Foreign currency translation adjustment....        --            --             (316)            (316)
                                                                                                 ------
          Total comprehensive loss...........                                                    (4,045)
Distributions to stockholders................        --        (1,470)              --           (1,470)
                                                 ------        ------             ----           ------
Balance at December 31, 2000.................     2,102        (2,129)             213              186
Comprehensive income:
  Net income.................................        --         2,172               --            2,172
  Foreign currency translation adjustment....        --            --              163              163
                                                                                                 ------
          Total comprehensive income.........                                                     2,335
Distributions to stockholders................        --          (175)              --             (175)
Issuance of common stock.....................     5,368            --               --            5,368
                                                 ------        ------             ----           ------
Balance at December 31, 2001.................    $7,470          (132)             376            7,714
                                                 ======        ======             ====           ======

            See accompanying notes to combined financial statements.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                 (IN THOUSANDS)

                                                               2001      2000     1999
                                                              -------   ------   ------
Cash flows from operating activities:
 Net income (loss)..........................................  $ 2,172   (3,729)    (318)
 Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Depreciation and amortization............................    8,892    8,074    5,494
   Noncash interest expense.................................      265      637      570
   Noncash stock compensation expense.......................      108    1,247    1,211
   Exit costs...............................................    2,353       --       --
   Changes in assets and liabilities, net of working capital
     from acquisitions:
     Accounts receivable, net...............................      428   (3,751)   7,350
     Prepaid expenses and other current assets..............   (1,251)     (38)     318
     Principal associate advances...........................      550     (550)      --
     Commission advances....................................    1,176     (587)    (789)
     Other assets...........................................      (58)   1,143   (2,133)
     Accrued sales refunds..................................    2,400    1,150      200
     Accounts payable and other accrued expenses............   (8,009)   4,646     (127)
     Accrued commissions and royalties......................    1,313    2,149   (2,779)
     Accrued compensation...................................     (822)     856    1,012
     Other current liabilities..............................       (9)    (138)     262
     Deferred revenue.......................................    2,356       --       --
                                                              -------   ------   ------
       Net cash provided by operating activities............   11,864   11,109   10,271
                                                              -------   ------   ------
Cash flows from investing activities:
 Purchase of property and equipment.........................   (1,825)  (5,858)  (2,181)
 Acquisitions of businesses.................................      (96)    (617)  (1,123)
 Other......................................................       24     (476)    (376)
                                                              -------   ------   ------
       Net cash used in investing activities................   (1,897)  (6,951)  (3,680)
                                                              -------   ------   ------
Cash flows from financing activities:
 Proceeds from issuance of notes payable, net...............    5,457    3,272    2,336
 Principal payments on notes payable........................   (6,338)  (7,027)  (7,065)
 Principal payments on capital lease obligations............     (548)    (404)      --
 Distributions to stockholders..............................     (175)  (1,470)      --
 Net loans repaid by (provided to) stockholders.............       (9)    (260)      68
                                                              -------   ------   ------
       Net cash used in financing activities................   (1,613)  (5,889)  (4,661)
                                                              -------   ------   ------
       Net increase (decrease) in cash and cash
       equivalents..........................................    8,354   (1,731)   1,930
Cash and cash equivalents at beginning of the year..........    2,179    3,910    1,980
                                                              -------   ------   ------
Cash and cash equivalents at the end of the year............  $10,533    2,179    3,910
                                                              =======   ======   ======
Supplemental disclosures of noncash investing and financing
 activities:
 In conjunction with the acquisition of businesses:
   Fair value of assets acquired............................  $32,119   10,220    8,612
   Liabilities assumed......................................   10,076       --       --
   Cash paid................................................       96      617    1,123
   Notes payable to seller..................................   16,579    9,320    7,489
   Common stock issued......................................    5,368       --       --
   Release of funds escrowed in 1999........................       --      400       --
   Other notes payable to third parties.....................       --       --      981
 Issuance of capital lease obligation for the purchase of
   equipment................................................  $    24    1,975      437
                                                              =======   ======   ======
 Cash paid for -- interest..................................  $ 2,269    2,553    2,208
                                                              =======   ======   ======

            See accompanying notes to combined financial statements.

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 2001, 2000 AND 1999

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     The accompanying combined financial statements of Howard Schultz & Associates International, Inc. include the accounts of Howard Schultz & Associates International, Inc. (HS&A), its majority owned subsidiaries, Howard Schultz & Associates Europe N.V., Howard Schultz & Associates de Mexico, S.A. de C.V., Howard Schultz & Associates International (Thailand) Limited, HS&A Imaging, Inc. (HS&A Imaging), HS&A Acquisition-U.K., Inc. (HS&A UK), and companies that were under majority common control and ownership by the controlling stockholders/family members of HS&A, which are Howard Schultz, Andrew H. Schultz, and the Andrew H. Schultz Irrevocable Trust (the Schultz Trust). These entities include Howard Schultz & Associates (Canada) Inc. (HS&A Canada), Howard Schultz & Associates (Australia) Inc. (HS&A Australia), HS&A International Pte Ltd. (Singapore), and Howard Schultz & Associates (Asia) Limited (HS&A Asia). All entities included in the combined financial statements are collectively referred to herein as the Company. All significant intercompany balances and transactions have been eliminated in combination.

     The principal business of the Company is providing accounts payable and other recovery audit services to large and mid-size businesses having numerous payment transactions with many vendors. These businesses include, but are not limited to, retailers, manufacturers, wholesale distributors, technology companies, and healthcare providers. The Company provides its services throughout the United States and in approximately 16 other countries.

     Certain reclassifications have been made to 2000 and 1999 amounts to conform to the presentation in 2001.

  (B) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates. A material estimate that is particularly susceptible to change is the estimation of accrued sales refunds.

  (C) REVENUE RECOGNITION

     The Company's revenues are based on specific contracts with its clients. Such contracts generally specify the: (a) time periods covered by the audit, (b) nature and extent of audit services to be provided by the Company, (c) client's duties in assisting and cooperating with the Company, and (d) fees payable to the Company generally expressed as a specified percentage of the amounts recovered by the client resulting from overpayment claims identified.

     In addition to contractual provisions, most clients also establish specific procedural guidelines, which the Company must satisfy prior to submitting claims for client approval. These guidelines are unique to each client and impose specific requirements on the Company such as adherence to vendor interaction protocols, provision of advance written notification to vendors of forthcoming claims, securing written claim validity concurrence from designated client personnel, and, in limited cases, securing written claim validity concurrence from the involved vendors. Approved claims are processed by clients and generally taken as credits against outstanding payables or future purchases from the vendors involved. It is only after completing these steps that the Company invoices its clients for its fees.

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

     For new recovery audit services for which there is significant uncertainty as to the realization of amounts invoiced, revenues are deferred until final approval by both the Company's clients and the vendors involved. For all other recovery audit operations, the Company recognizes revenue when it invoices clients for its fees.

 (D) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of money market funds, certificates of deposit, overnight repurchase agreements, and other investment securities. The Company had cash equivalents of $4,024,000 and $86,000 at December 31, 2001 and 2000, respectively.

 (E) COMMISSIONS ADVANCES

     From time to time, the Company makes advances of commissions to its independent contractor auditors. Such advances are recorded as current assets and recovered from commissions payable to the contractors as such commissions are earned in connection with providing audit recovery services.

 (F) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 30 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated life of the asset.

 (G) DIRECT EXPENSES

     Direct expenses incurred during the course of accounts payable audits and other recovery audit services are expensed as incurred and are included in cost of revenues. Cost of revenues consists principally of commissions paid or payable to the Company's auditors who are independent contractors, based primarily upon the level of overpayment recoveries, and compensation paid to the Company's auditors who are employees, various types of hourly workers and salaried operational managers. Also included in cost of revenues are other direct costs incurred by these personnel, including rental of nonheadquarters offices, travel and entertainment, telephone, utilities, maintenance and supplies, and clerical assistance.

 (H) GOODWILL

     Goodwill represents the excess of the purchase price over the estimated fair value of net assets of acquired businesses. The Company evaluates the unique relevant aspects of each individual acquisition when establishing an appropriate goodwill amortization period. Goodwill recorded as of December 31, 2001 related to acquisitions on or before June 30, 2001 is being amortized on a straight-line basis over estimated useful lives ranging from five to seven years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of goodwill over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, effective July 1, 2001, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. Goodwill acquired in a business combination completed after June 30, 2001 is not amortized. Goodwill acquired in business combinations completed before July 1, 2001 continued to

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

be amortized. The effect of adopting these provisions was to reduce amortization of goodwill by $789,000 for the year ended December 31, 2001.

 (I) IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

 (J) INCOME TAXES

     HS&A, HS&A Canada, and HS&A Imaging have each elected to be treated as an S Corporation for tax purposes. Accordingly, the tax consequences of all profits and losses are the responsibility of the stockholders of each of those corporations. Income taxes for the remaining entities included in the combined financial statements of the Company are accounted for under the asset and liability method for financial reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards.

  (K) FOREIGN CURRENCY TRANSLATION

     The local currency is the functional currency in the countries in which the Company conducts business outside of the United States of America. The assets and liabilities denominated in foreign currency are translated into U.S. dollars at the current rate of exchange at the balance sheet date and revenues and expenses are translated at the average monthly exchange rates. The resulting translation gains and losses are recorded as accumulated other comprehensive income in stockholders' equity. Transaction gains and losses included in results of operations are not material.

  (L) STOCK-BASED COMPENSATION

     Stock-based compensation expense is recorded on the date of grant only if the fair value of the underlying stock exceeds the exercise price on that date. The Company discloses the pro forma impact as if the stock-based compensation were issued at fair value.

(2)  MERGER

     On January 1, 1999, the Company acquired 100% of the outstanding common stock of three companies owned (directly or beneficially) by the controlling stockholders of HS&A through the issuance of 3,716 shares of HS&A common stock:
HS&A Acquisition, Inc., which was owned 100% by Howard Schultz; HS&A Acquisition No. 2, Inc., which was owned 100% by Andrew H. Schultz; and HS&A Acquisition No. 3, Inc., which was owned 100% by the Schultz Trust.

     The combination of the Company and these three entities was accounted for as a common control merger using an "as if" pooling-of-interests method of accounting, which combines the entities at historical cost.

(3)  ACQUISITIONS

     In 2000 and 2001, the Company made a significant number of acquisitions of businesses that provide similar services as the Company. The majority of these businesses served as either independent contractors or licensees to the Company. The acquisitions were accounted for using the purchase method of accounting and,

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

accordingly, results of operations of the acquired entities have been included in the accompanying combined financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets acquired based on the estimated fair market values at the dates of acquisition.

     Additionally, certain seller notes issued in connection with the acquisitions were at below-market rates of interest, which were discounted to record them at fair value. The discount effectively decreased the total purchase price of each acquisition. The Company incurred no significant direct costs of acquisition. The acquisitions were made to consolidate these businesses and to gain synergies and economies of scale related to the sharing of resources, customers, intellectual capital, and systems. A summary of the businesses acquired follows (dollars in thousands):

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                2001      2000
                                                              --------   ------
Number of businesses acquired...............................         4        3
Aggregate purchase price:
  Cash......................................................  $     96      900
  Notes payable.............................................    16,579    9,320
  Common stock..............................................     5,368       --
                                                              --------   ------
          Total purchase price..............................  $ 22,043   10,220
                                                              ========   ======
Purchase price allocation:
  Net tangible assets.......................................  $ 10,360      477
  Liabilities assumed.......................................   (10,076)      --
  Goodwill..................................................    21,759    9,743
                                                              --------   ------
                                                              $ 22,043   10,220
                                                              ========   ======

     Unaudited pro forma operating results as though the acquisitions discussed above had occurred at the beginning of each period presented, with adjustments primarily to give effect to amortization of goodwill and interest expense related to the promissory notes, are as follows (in thousands):

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
Revenues....................................................  $167,173   160,942
Operating income............................................     3,061       295
Net income (loss)...........................................     3,026    (3,642)

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

(4)  PROPERTY AND EQUIPMENT

     Property and equipment, which includes assets under capital leases, at December 31, 2001 and 2000 consists of the following (in thousands):

                                                               2001      2000
                                                              -------   ------
Land........................................................  $ 1,045    1,045
Building....................................................    3,670    3,670
Leasehold improvements......................................    1,649    1,336
Equipment...................................................   13,385   11,087
Furniture and fixtures......................................    1,487      618
Software....................................................      982      938
                                                              -------   ------
                                                               22,218   18,694
Less accumulated depreciation and amortization..............   10,102    6,913
                                                              -------   ------
          Net property and equipment........................  $12,116   11,781
                                                              =======   ======

     Depreciation expense for the years ended December 31, 2001, 2000, and 1999 was approximately $3,408,000, $2,556,000, and $1,176,000, respectively.

(5)  GOODWILL

     Goodwill represents the excess of the purchase price over the estimated fair value of the net assets of acquired businesses. Goodwill and accumulated amortization consists of the following at December 31, 2001 and 2000 (in thousands):

                                                               2001      2000
                                                              -------   ------
Goodwill....................................................  $60,212   39,907
  Less accumulated amortization.............................   19,787   14,681
                                                              -------   ------
                                                              $40,425   25,226
                                                              =======   ======

     Amortization expense for the years ended December 31, 2001, 2000, and 1999 was approximately $5,703,000, $5,518,000 and $4,318,000, respectively.

(6)  NOTES PAYABLE

     Notes payable at December 31, 2001 and 2000 are summarized as follows (in thousands):

                                                               2001      2000
                                                              -------   ------
Notes payable -- acquisition related........................  $26,602   17,516
Notes payable -- acquisition related, due to current
  employees.................................................   12,256    9,026
Notes payable -- banks......................................    3,334    3,427
Note payable -- stockholder.................................   10,350    5,050
Notes payable -- other......................................      525    1,477
                                                              -------   ------
          Total notes payable...............................   53,067   36,496
Less current portion........................................   16,740    6,422
                                                              -------   ------
                                                              $36,327   30,074
                                                              =======   ======

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

     Acquisition-related notes payable, including those due to current employees, are due in varying installments through 2006. In connection with certain of these notes, the Company recorded a discount from the face of the notes payable to reflect an effective market interest rate. At December 31, 2001 and 2000, the unamortized discount was $1,118,000 and $1,402,000, respectively, on face amounts of $23,723,000 and $27,020,000, respectively. The effective interest rates range from 7.75% to 8.5%, with a weighted average effective interest rate of 8.3% at December 31, 2001 and 2000.

     Notes payable to banks bear interest at 8.25% per annum and are due in installments through 2005. The notes are collateralized by land and building and are guaranteed by a principal stockholder of the Company.

     Note payable to stockholder bears interest at 5.59% per annum and is due in March 2003. The note is unsecured.

     Maturities of notes payable at December 31, 2001 are as follows (in thousands):

Year ending December 31:
  2002......................................................   $17,195
  2003......................................................    21,335
  2004......................................................     5,923
  2005......................................................     5,541
  2006......................................................     1,012
  Thereafter................................................     3,179
                                                               -------
          Total future maturities...........................    54,185
  Less unamortized discount.................................     1,118
                                                               -------
          Total notes payable...............................   $53,067
                                                               =======

(7)  LEASE OBLIGATIONS

 (A) CAPITAL LEASES

     The Company has entered into several capital leases primarily for computer and office equipment, expiring on various dates through December 2004. The leases generally have terms of 36 months to 48 months. Future minimum lease payments under noncancelable capital leases having terms in excess of one year are as follows (in thousands):

Year ending December 31:
  2002......................................................   $  878
  2003......................................................      736
  2004......................................................       95
                                                               ------
          Total minimum lease payments......................    1,709
  Less amount representing interest.........................      225
                                                               ------
  Present value of minimum lease payments...................    1,484
  Less current portion......................................      718
                                                               ------
          Capital lease obligations -- long-term............   $  766
                                                               ======

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

     Included in property and equipment at December 31, 2001 and 2000 are the following assets under capital leases (in thousands):

                                                               2001    2000
                                                              ------   -----
Equipment...................................................  $2,355   2,412
  Less accumulated depreciation.............................     862     466
                                                              ------   -----
                                                              $1,493   1,946
                                                              ======   =====

 (B) OPERATING LEASES

     The Company is committed under various noncancelable operating lease arrangements for facilities and equipment. Rent expense for 2001, 2000, and 1999 was $1,819,000, $938,000, and $722,000, respectively. The future minimum annual lease payments under these leases for the next five years are summarized as follows (in thousands):

Year ending December 31:
  2002......................................................   $2,221
  2003......................................................    1,795
  2004......................................................    1,186
  2005......................................................      666
  2006......................................................      278

(8)  INCOME TAXES

     At December 31, 2001, the Company had foreign operating loss carryforwards available to offset future foreign taxable income of approximately $3,002,000. The Company's remaining deferred tax assets and liabilities are not significant. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon these considerations, the Company's deferred tax assets relating to the operating losses have been fully offset by a valuation allowance of $1,119,000. Accordingly, no income tax benefit has been recorded related to the foreign operating loss carryforwards. These operating loss carryforwards begin to expire in 2004 based on local tax laws and regulations.

     The Company had income tax expense of $123,000 for the year ended December 31, 2001 primarily due to the acquisition and results of operations of HS&A UK for the period subsequent to its acquisition on November 21, 2001.

(9)  OTHER INCOME

     During the third quarter of 2001, the Company collected $512,000 from the United Kingdom Inland Revenue related to withholding tax on royalties due to the Company by its licensee in the United Kingdom. The refund was a result of inquires made by the Company, which caused Inland Revenue to reverse its position on the taxability of royalties remitted by the licensee. The refund is included in other income in 2001.

(10)  EMPLOYEE BENEFIT PLANS

     The Company maintains a 401(k) Plan which allows eligible participating employees to defer receipt of a portion of their compensation up to 15% and contribute such amount to one or more investment funds. The Company matches employee contributions, dollar for dollar, up to 5% per participant. The Company may also

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

make discretionary contributions to the Plan as determined by the Company each plan year. Company matching funds and discretionary contributions vest at the rate of 20% each year beginning after the participants' second year of service. Company contributions were approximately $452,000, $475,000, and $291,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

(11)  STOCKHOLDERS' EQUITY

 (A) COMMON STOCK

     The authorized, issued, and outstanding common stock of the Company at December 31, 2001 is summarized as follows:

                                                             NUMBER OF SHARES
                                                  ---------------------------------------
                                                               ISSUED AND       COMMON
                                                  AUTHORIZED   OUTSTANDING      STOCK
                                                  ----------   -----------   ------------
                                                                              (IN 000'S)
HS&A voting.....................................   2,500,000    2,307,482       $5,709
HS&A nonvoting..................................   9,500,000    6,435,383        1,080
HS&A Canada.....................................  10,000,000        1,000            1
HS&A Australia..................................  10,000,000        1,000          674
HS&A Singapore..................................     100,000          100           --
HS&A Asia.......................................         100          100            6
                                                  ----------    ---------       ------
                                                  32,100,100    8,745,065       $7,470
                                                  ==========    =========       ======

     Effective July 2, 2001, HS&A amended its Articles of Incorporation to change the number of its voting shares of common stock from 2,000,000 to 2,500,000 shares and to change the number of its nonvoting shares of common stock from 10,000,000 to 9,500,000 shares.

     Effective as of March 24, 1999, HS&A declared a stock dividend to its stockholders of record as of March 23, 1999, of 922.9615 shares per outstanding share of common stock and issued the appropriate number of shares of its common stock to such stockholders in respect of such stock dividend. The stock dividend has been accounted for as a stock split and, accordingly, all share amounts have been retroactively adjusted to give effect to the stock split.

     On January 1, 2001, HS&A issued approximately 30,638 shares of its nonvoting common stock to Charles Schembri and an immaterial number of fractional shares of its nonvoting common stock to each of Howard Schultz, Andrew Schultz, the Schultz Trust, and Charles Schembri in order to "round up" previous issuances of fractional shares that had been made to such shareholders.

     On July 3, 2001, HS&A issued 307,482 shares of its voting common stock in connection with its acquisition of substantially all of the assets of Lowery, Inc. On August 3, 2001, HS&A issued a total of approximately 23,179 shares of its nonvoting common stock to five employees.

 (B) STOCK OPTION PLAN

     On March 22, 1999, the board of directors of the Company adopted the 1999 Howard Schultz & Associates Stock Option Plan (the Plan), under which 2,500,000 shares of HS&A nonvoting common stock are available for issuance with respect to awards granted to officers, directors, key employees, and independent contractors.

     The board of directors has designated a committee to administer the Plan. From time to time, the Committee will designate key employees and independent contractors to whom the options will be granted. According to the terms of the Plan, the options typically vest in annual increments of one-third of the number

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

of options granted, beginning on the third year after the date of grant. The options generally expire ten years from the date of grant. Upon a change in control, all outstanding options fully vest. The Plan also includes a provision whereby the grantee of an option can cause the Company to purchase any or all of his/her shares of common stock acquired through the exercise of options at a price per share equal to the fair market value of the common shares. Accordingly, under APB Opinion 25 for options issued to employees, a measurement date does not occur until the options are exercised and the Company uses variable accounting for the outstanding options and measures compensation expense based upon the intrinsic value of the options.

     During the years ended December 31, 2001, 2000, and 1999, the Company granted options to employees to purchase 433,740 shares, 358,099 shares, and 251,530 shares of the common stock of HS&A, respectively. These options were granted at an exercise price of $9.06, $9.06, and $8.16, respectively. The estimated intrinsic value of the options granted was $3,691,000, $5,470,000, and $2,752,000 at December 31, 2001, 2000, and 1999, respectively. The intrinsic value of unvested options is recognized as compensation expense over the vesting period. Compensation expense (benefit) related to such employer options was $(410,000), $949,000, and $1,117,000 for the years ended December 31, 2001,
2000, and 1999, respectively.

     During the years ended December 31, 2001, 2000, and 1999, the Company also issued options to nonemployees to acquire 37,638 shares, 210,125 shares, and 32,170 shares, respectively, of HS&A common stock at an exercise price of $9.06. The estimated fair value of the options granted was $2,816,000, $3,454,000, and $369,000 at December 31, 2001, 2000, and 1999, respectively. The fair value of each option was estimated using the Black-Scholes option pricing model with the following assumptions: risk free interest rate ranging from 4.6% to 6.3%, expected option life of ten years; expected volatility ranging from 53% to 89%, and no dividend yield. The vesting period is the same as options issued to employees. In accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services, a measurement date does not occur until the options vest. The fair value of unvested options is recognized as expense over the vesting period. Expense related to such nonemployee options was $459,000, $298,000, and $94,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

     The cumulative intrinsic value of employee and cumulative fair value of nonemployee unvested options recognized as of December 31, 2001 and 2000 of $2,566,000 and $2,458,000, respectively, has been classified in the mezzanine between liabilities and stockholders' equity due to the fact that option holders can put the options back to the Company subsequent to exercising the options.

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

     A summary of the Company's stock option activity (employees and nonemployees) for the years ended December 31, 2001, 2000, and 1999 follows:

                                                   $9.06 OPTIONS   $8.16 OPTIONS     TOTAL
                                                   -------------   -------------   ---------
Outstanding, December 31, 1998...................          --              --             --
  Granted........................................          --         283,700        283,700
  Exercised......................................          --              --             --
  Forfeited......................................          --              --             --
                                                      -------         -------      ---------
Outstanding, December 31, 1999...................          --         283,700        283,700
  Granted........................................     568,224              --        568,224
  Exercised......................................          --              --             --
  Forfeited......................................     (40,609)        (29,718)       (70,327)
                                                      -------         -------      ---------
Outstanding, December 31, 2000...................     527,615         253,982        781,597
  Granted........................................     471,378              --        471,378
  Exercised......................................          --              --             --
  Forfeited......................................     (69,408)        (47,388)      (116,796)
                                                      -------         -------      ---------
Outstanding, December 31, 2001...................     929,585         206,594      1,136,179
                                                      =======         =======      =========

     Options granted in 1999 begin to vest at the rate of one third per year beginning January 1, 2002 and expire on December 31, 2009. Of the 2000 grants, options to acquire 400,593 shares of HS&A common stock begin to vest at the rate of one third per year beginning January 1, 2003 and expire on December 31, 2010, and options to acquire 167,631 shares of HS&A common stock begin to vest at the rate of one third per year beginning October 1, 2003 and expire on September 29, 2010. Of the 2001 grants, options to acquire 374,878 shares of HS&A common stock begin to vest at the rate of one third per year beginning January 1, 2004 and expire on December 31, 2011, options to acquire 17,500 shares of HS&A common stock begin to vest at the rate of one third per year beginning August 3, 2004 and expire on August 2, 2011, and options to acquire 79,000 shares of HS&A common stock begin to vest at the rate of one third per year beginning August 22, 2004 and expire on August 21, 2011. Accordingly, no options are vested at December 31, 2001, 2000, or 1999.

     During the year ended December 31, 2001, the Company issued stock appreciation rights, at a grant price of $9.06 per stock appreciation right, to certain employees in international markets. The Company recorded compensation expense of $59,000 during the year ended December 31, 2001.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options granted to employees and nonemployee directors under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company's net income (loss) would have been the pro forma amounts below for the years ended December 31, 2001, 2000, and 1999 (in thousands):

                                                               2001     2000    1999
                                                              ------   ------   ----
Net income (loss):
  As reported...............................................  $2,172   (3,729)  (318)
  Pro forma.................................................     107   (4,422)  (580)

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

     The fair value of stock options granted in 2001, 2000, and 1999 was estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair values and related assumptions were:

                                                             2001      2000     1999
                                                            ------   --------   -----
Weighted average fair value...............................  $12.58      17.42   17.42
Risk free interest rates..................................    4.56%  5.8%-6.3%    4.7%
Weighted average expected life of option years............      10         10      10
Volatility factor of expected market price................    0.89       0.72    0.53

(12)  RELATED-PARTY TRANSACTIONS

     As of December 31, 2001 and 2000, the Company owed $10,350,000 and $5,050,000, respectively, to Howard Schultz, a principal shareholder (note 6). The Company paid Mr. Schultz interest in the amounts of $451,000, $168,000 and $168,000 during the years ended December 31, 2001, 2000, and 1999, respectively.

     In 1998, HS&A Australia borrowed funds from the Schultz Trust in connection with the acquisition. The outstanding borrowings of $618,000, including cumulative unpaid interest, were paid in full on December 20, 2001. The outstanding borrowings, including cumulative unpaid interest, were $584,000 at December 31, 2000.

     The Company has access to a condominium owned by the Schultz family, which is used by the Company's clients, employees, and independent contractors from time to time. The Company paid the Schultz family rental fees of $35,000 during each of the years ended December 31, 2001, 2000, and 1999, respectively.

     As of December 31, 2001 and 2000, stockholders of HS&A owed the Company $399,000 and $390,000, respectively. Amounts are noninterest bearing and due on demand and are included in other current assets.

     The Company leased certain software from Howard Schultz under a lease agreement dated December 1999. The Company made total payments of approximately $53,000 in 2001, including approximately $15,000 in interest and $38,000 in principal, and $115,000 in 2000, including $37,000 in interest and $78,000 in principal. The Company purchased this software for the outstanding lease balance of $313,406 on June 26, 2001.

(13)  MAJOR CLIENTS

     During 2001, two clients accounted for 10% and 12%, respectively, of the Company's combined revenues. During 2000, two clients accounted for 13% and 10%, respectively, of the Company's combined revenues, and the same two clients accounted for 12% and 10%, respectively, of the Company's combined revenues during 1999.

(14)  OPERATING SEGMENTS AND RELATED INFORMATION

     The Company has one reportable operating segment consisting of accounts payable services. Accounts payable services consist of the review of client accounts payable disbursements to identify and recover overpayments. This operating segment includes accounts payable services provided to retailers, wholesale distributors, and various other types of business entities. The Company performs these accounts payable services in the United States of America, Canada, Mexico, Australia, and throughout Europe and Asia, including the United Kingdom, France, Spain, and Hong Kong.

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

     Geographical information for the years ended December 31, 2001, 2000, and 1999 is a follows (in thousands):

                                                           2001      2000      1999
                                                         --------   -------   -------
United States of America...............................  $126,718   127,836   122,560
Europe.................................................     9,173     4,359     4,150
Mexico.................................................       835       756       207
Australia..............................................     1,488     1,936     2,987
Canada.................................................     3,422     2,464     3,533
Asia...................................................     1,472     1,357       352
                                                         --------   -------   -------
          Net revenues.................................  $143,108   138,708   133,789
                                                         ========   =======   =======

     Geographical information as of December 31, 2001 and 2000 is as follows (in thousands):

                                                               2001      2000
                                                              -------   ------
United States of America....................................  $11,922   11,855
Europe......................................................      582      146
Mexico......................................................       95       91
Australia...................................................       86      140
Canada......................................................       90      118
Asia........................................................      165      199
                                                              -------   ------
          Total long-lived assets...........................  $12,940   12,549
                                                              =======   ======

     For purposes of the geographical information above, revenues are attributable to the individual countries based on the location of the customer. Long-lived assets are attributed to the individual countries based on the physical location of the assets. Long-lived assets are primarily property and equipment.

(15)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount for cash and cash equivalents, receivables, advances, accounts payable and accrued expenses, and current portion of long-term obligations approximate fair value because of the short maturity of these instruments.

     The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity. The estimated fair value approximates the carrying value of the Company's notes payable as the notes have either been entered into at rates of interest that reflect market rates at December 31, 2001 and 2000 or have been recorded with a discount to reflect an effective market rate of interest.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

(16)  COMMITMENTS AND CONTINGENCIES

     In May 2001, the Company entered into a settlement agreement with respect to litigation pending at December 31, 2000, involving a group of independent contractors formerly associated with the Company. Pursuant to the agreement, the Company was relieved of certain obligations to pay commissions to those

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

contractors, which amounted to $3.7 million at the date of settlement. The settlement was recorded as other income in 2001.

     The Company has contingent liabilities resulting from litigation, claims, and commitments incidental to the ordinary course of business. Management believes, based on the advice of counsel, that the ultimate resolution of such contingencies will not have a materially adverse effect on the financial position, results of operations or liquidity of the Company.

     The Company also has contingent liabilities in connection with two Letters of Credit relating to a loan agreement and a leasing agreement for Howard Schultz & Associates Europe, N.V. These letters of credit are partially collateralized by a certificate of deposit of the Company and personal funds of a shareholder. The unsecured amounts of these contingent liabilities of the Company were $686,000 and $1,279,000 at December 31, 2001 and 2000, respectively.

(17)  EXIT COSTS

     In December 2001, management of the Company made a decision to exit its imaging business. In connection with this decision, the Company recorded a charge to expense of $2,353,000 to write down the assets of the business to their net realizable value and to record certain exit-related costs (primarily related to future lease commitments). The business was sold in January 2002.

(18)  SUBSEQUENT EVENTS

     On July 26, 2001, the Company announced that the board of directors had approved a letter of intent to be acquired by The Profit Recovery Group International, Inc. (PRG). PRG purchased substantially all the assets of HS&A and all stock of its affiliated companies in the transaction, which closed on January 24, 2002. Under the terms of the agreement, PRG issued approximately
14.8 million shares of PRG common stock, and assumed vested "in-the-money" stock options of HS&A which are equivalent to approximately 1.1 million additional shares of PRG common stock.

     Effective with the January 24, 2002 closing of the Company's transaction with PRG, the Company elected to dispose of its previously granted options to purchase shares of the Company's nonvoting common stock, no par value, pursuant to its stock option plan (see note 11(b)), by either converting such options to fully vested options to purchase shares of the capital stock of PRG or paying the optionholder a cash amount in satisfaction and discharge of those options. In each case, the amount of "converted" options distributed, or the amount of cash paid to an optionholder, was determined pursuant to a formula that resulted in the determination of the "spread" in value between the value of HS&A shares and that of PRG shares on a date determined in accordance with the provisions of the transaction agreements between HS&A and PRG. In either case, the previously awarded HS&A options were cancelled upon delivery of the "replacement" consideration, being either the converted and vested PRG options distributed in respect of, or the cash paid for, the cancelled HS&A options. Options held by individuals who became employees of PRG were converted into vested PRG options. A total of $1.96 million was paid in cash to the HS&A optionholders who did not become PRG employees. On January 8, 2002, the Company adopted the Amended and Restated Plan, in contemplation of its then-proposed transaction with PRG which, as amended, permitted the Company to discharge its obligations in the manner described above.

     On January 2, 2002, HS&A acquired 98% of the outstanding stock of Howard Schultz & Partner (Deutschland) GmbH (Deutschland), a licensee of HS&A that provides recovery audit services in Germany and Austria, for a purchase price of approximately $2.0 million at December 31, 2001 exchange rates. The remaining 2% of Deutschland is owned by Howard Schultz.

     In January 2002, the Company entered into agreements with a majority of its independent contractor auditors to amend their respective "Associate Agreements" with the Company to implement revisions to the

               HOWARD SCHULTZ AND ASSOCIATES INTERNATIONAL, INC.

compensation arrangements with such independent contractors. Pursuant to these agreements, the rate of compensation paid to such auditors in connection with audits performed by them after December 28, 2001 was reduced and the Company agreed to pay to the auditors, in respect of audit services that had been performed prior to December 28, 2001, an amount equal to the difference between the previous compensation rate paid to such auditors and the new reduced compensation rate, as adjusted for certain contingencies (the Buy-Down Amount). Each Buy-Down Amount is payable to each independent contractor that entered into such an agreement on or before the date that is 110 days following the closing of the Company's transaction with PRG, or April 18, 2002. The aggregate amount of all Buy-Down Amounts is $8.1 million and was assumed by PRG in connection with the acquisition of the Company. The aggregate Buy-Down Amount was offset with $522,000 of advances previously provided to the independent contractors who received the Buy-Down.

     In January 2002, certain independent contractors of HS&A UK terminated their relationship with HS&A and began their own audit recovery operation. Subsequent to that event, a major client of HS&A UK has notified the Company of its intention to transfer its business to that new operation of the former HS&A independent contractors. Revenue from this major client comprised 12% of the total UK revenues reflected in the combined financial statements, which only include revenues from HS&A UK subsequent to its acquisition on November 21, 2001.

     In January 2002, the Company distributed $4.5 million of cash to shareholders of record on December 31, 2001.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PRG-SCHULTZ INTERNATIONAL, INC.

                                          By: /s/ DONALD E. ELLIS, JR.
                                            ------------------------------------
                                                  Donald E. Ellis, Jr.,
                                                     Executive Vice President --
                                                     Finance, Chief Financial
                                                        Officer and Treasurer
                                                        (Principal Financial
                                                        Officer)

Date: April 3, 2002